Exhibit 99.1

News Release

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

Taylor Morrison Reports Third Quarter Revenue of $853 Million and Earnings per Share of $0.49

SCOTTSDALE, Ariz., Nov. 2, 2016 — Taylor Morrison Home Corporation (NYSE:TMHC) today reported third quarter total revenue of $853 million, net income of $58 million and earnings per share of $0.49.

Third Quarter Highlights:

•	Net sales orders were 1,950, a 19% increase from the prior year quarter

•	Average active community count increased 12% from the prior year quarter to 309

•	Total revenue was $853 million, a 7% increase from the prior year quarter

•	GAAP home closings gross margin, inclusive of capitalized interest, was 18.9%, up 50 basis points from prior year quarter

•	Earnings before tax as a percent of revenue was 10.6%, a 200 basis points increase from prior year quarter

•	Net income for the quarter was $58 million, a 28% increase from prior year, with earnings per share of $0.49

“We’re extremely pleased with the organization’s strong performance in the third quarter,” said Sheryl Palmer, President and CEO of Taylor Morrison. “Most notably, our net sales orders increased 19% from the prior year quarter to 1,950, which is on top of last year’s same quarter year-over-year sales growth of 18%. We are also quite pleased with our October sales performance up about 23% year-over-year. Our home closings gross margin was 50 basis points higher than the prior year quarter coming in at 18.9%.”

“The housing recovery continues at its measured pace in an upward trajectory. Our belief in this recovery remains intact, despite any external factors that may produce short-term choppiness in individual markets. We continue to take a longer-term view when evaluating the industry and believe that this approach keeps us focused on the right things that will produce the long-term results we expect. Taylor Morrison is well positioned to mature with the cycle and drive efficiencies from our strategic foundation.”

Backlog of homes under contract at the end of the quarter was 3,855 units, a growth of 8% from the prior year. Homes in backlog had a sales value of $1.9 billion, or a growth of 14% from the prior year. Homebuilding gross margin, including capitalized interest, was 18.9% compared to 18.4% in the third quarter of last year. The year-over-year increase was driven by the West and East regions, with some offset coming from the Central region. The improvement was driven by both mix and rate coupled with lower capitalized interest per unit as compared to the prior year. Land closings revenue generated over $19 million in margin primarily from the sale of long-term held assets.

SG&A as a percentage of homebuilding revenue was 10.9% for the quarter, which was impacted by both a shift of closings into Q4 and a pull forward of some 2017 investment into the business. “Now that we’re nearing completion of the integration of our new markets, we’re shifting our focus towards optimizing our operating model in order to maximize the benefit from the Company’s significant growth since the IPO in 2013,” stated Ms. Palmer. “We believe the investments we’re making in our people, processes, and tools will lead to accretive returns in the coming quarters.”

Earnings before tax as a percent of revenue was 10.6% for the quarter, representing an increase of 200 basis points from the prior year’s quarter. Net income was $58 million and earnings per share was $0.49, representing a 28% and 32% increase from last year’s quarter, respectively.

The Company ended the quarter with $161 million in cash and a net homebuilding debt to capitalization ratio of 41.0%.

Homebuilding inventories were $3.3 billion at the end of the quarter with 4,747 homes in inventory, compared to 4,525 homes at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of 3,078 sold units, 442 model homes and 1,227 inventory units, of which 228 were finished. The Company owned or controlled approximately 39,000 lots at September 30, 2016.

During the third quarter, the Company repurchased Class A common stock for $3.8 million, or an average price of about $15.50 per share. At September 30, 2016, the Company had $56.4 million remaining under its existing share repurchase program.

Quarterly Financial Comparison

($ thousands)
	Q3 2016	Q3 2015	Q3 2016 vs. Q3 2015
Total Revenue	$853,417	$796,288	7.2%
Home Closings Revenue	$812,185	$779,190	4.2%
Home Closings Gross Margin	$153,678	$143,255	7.3%
	18.9%	18.4%	50 bps increase
Adjusted Home Closings Gross Margin	$175,180	$165,141	6.1%
	21.6%	21.2%	40 bps increase
SG&A	$88,221	$78,746	12.0%
% of Home Closings Revenue	10.9%	10.1%	80 bps increase

Full Year 2016 Business Outlook

•	Average community count is expected to be about 310

•	Monthly absorption pace is expected to be between 2.0 and 2.2

•	Home closings are expected to be between 7,100 and 7,300

•	GAAP home closings gross margin, inclusive of capitalized interest, is expected to be in the low to mid 18% range

•	SG&A as a % of homebuilding revenue is expected to be in the mid 10% range

•	Income from unconsolidated joint ventures is expected to be between $7 million and $8 million

•	Land and development spend is expected to be approximately $800 million

•	Effective tax rate – expected to be between 34% and 35%

Earnings Webcast

A public webcast to discuss the third quarter 2016 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1(888)771-4371 and the confirmation number is 43541634. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that was recently recognized as America’s Most TrustedTM Home Builder for 2016 by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; shortages in, disruptions of and cost of labor; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; competition in our industry; any increase in unemployment or underemployment; increases in taxes, government fees or interest rates; inflation or deflation; the seasonality of our business; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots; decreases in the market value of our land inventory; new or changes in government regulations and legal challenges; our ability to sell mortgages we originate and claims on loans sold to third parties; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; and risks related to our structure and organization. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Form 10-K filed with the Securities and Exchange Commission (SEC).

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Home closings revenue, net	$812,185	$779,190	$2,271,154	$1,955,170
Land closings revenue	27,418	5,782	44,957	22,712
Mortgage operations revenue	13,814	11,316	36,951	28,794

Total revenues	853,417	796,288	2,353,062	2,006,676
Cost of home closings	658,507	635,935	1,852,724	1,594,691
Cost of land closings	8,179	3,919	20,497	13,152
Mortgage operations expenses	7,877	6,962	22,594	18,120

Total cost of revenues	674,563	646,816	1,895,815	1,625,963
Gross margin	178,854	149,472	457,247	380,713
Sales, commissions and other marketing costs	58,277	53,482	165,300	136,724
General and administrative expenses	29,944	25,264	91,078	70,171
Equity in (income)/loss of unconsolidated entities	(1,646)	120	(4,734)	(1,408)
Interest income, net	(47)	(33)	(149)	(165)
Other expense, net	1,935	2,393	8,602	11,625
Loss on extinguishment of debt	—	—	—	33,317
Gain on foreign currency forward	—	—	—	(29,983)

Income from continuing operations before income taxes	90,391	68,246	197,150	160,432
Income tax provision	31,707	22,452	66,698	54,434

Net income from continuing operations	58,684	45,794	130,452	105,998
Discontinued operations:
Transaction expenses from discontinued operations	—	—	—	(9,043)
Gain on sale of discontinued operations	—	—	—	80,205
Income tax expense from discontinued operations	—	—	—	(14,500)

Net income from discontinued operations	—	—	—	56,662
Net income before allocation to non-controlling interests	58,684	45,794	130,452	162,660
Net income attributable to non-controlling interests – joint ventures	(376)	(138)	(856)	(1,427)

Net income before non-controlling interests – Principal Equityholders	58,308	45,656	129,596	161,233

Net income from continuing operations attributable to non-controlling interests – Principal Equityholders	(43,471)	(33,312)	(96,261)	(76,470)
Net income from discontinued operations attributable to non-controlling interests – Principal Equityholders	—	—	—	(41,381)

Net income available to Taylor Morrison Home Corporation	$14,837	$12,344	$33,335	$43,382

Earnings per common share – basic:
Income from continuing operations	$0.49	$0.37	$1.07	$0.85
Income from discontinued operations – net of tax	$—	$—	$—	$0.46

Net income available to Taylor Morrison Home Corporation	$0.49	$0.37	$1.07	$1.31
Earnings per common share – diluted:
Income from continuing operations	$0.49	$0.37	$1.07	$0.85
Income from discontinued operations – net of tax	$—	$—	$—	$0.46

Net income available to Taylor Morrison Home Corporation	$0.49	$0.37	$1.07	$1.31
Weighted average number of shares of common stock:
Basic	30,427	33,122	31,300	33,088
Diluted	120,103	122,458	120,870	122,412

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$160,519	$126,188
Restricted cash	1,320	1,280
Real estate inventory:
Owned inventory	3,286,685	3,118,866
Real estate not owned under option agreements	612	7,921

Total real estate inventory	3,287,297	3,126,787
Land deposits	35,091	34,113
Mortgage loans held for sale	118,997	201,733
Prepaid expenses and other assets, net	75,111	75,295
Other receivables, net	129,165	120,729
Investments in unconsolidated entities	151,606	128,448
Deferred tax assets, net	234,457	233,488
Property and equipment, net	6,320	7,387
Intangible assets, net	3,454	4,248
Goodwill	66,198	57,698

Total assets	$4,269,535	$4,117,394

Liabilities
Accounts payable	$145,944	$151,861
Accrued expenses and other liabilities	193,763	191,452
Income taxes payable	26,673	37,792
Customer deposits	137,561	92,319
Senior notes, net	1,236,908	1,235,157
Loans payable and other borrowings	142,786	134,824
Revolving credit facility borrowings, net	211,084	109,947
Mortgage warehouse borrowings	91,166	183,444
Liabilities attributable to real estate not owned under option agreements	612	7,921

Total liabilities	$2,186,497	$2,144,717

Stockholders’ Equity
Total stockholders’ equity	2,083,038	1,972,677

Total liabilities and stockholders’ equity	$4,269,535	$4,117,394

Homes Closed:	Three Months Ended September 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	651	$263,442	570	$219,198
Central	492	235,335	530	254,045
West	594	313,408	600	305,947

Total	1,737	$812,185	1,700	$779,190

Net Sales Orders:	Three Months Ended September 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	776	$294,472	558	$197,329
Central	484	225,882	458	205,277
West	690	398,261	619	306,149

Total	1,950	$918,615	1,635	$708,755

Homes Closed:	Nine Months Ended September 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,811	$696,944	1,316	$518,563
Central	1,414	667,975	1,486	693,676
West	1,719	906,235	1,441	742,931

Total	4,944	$2,271,154	4,243	$1,955,170

Net Sales Orders:	Nine Months Ended September 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	2,310	$887,673	1,598	$585,898
Central	1,408	648,535	1,626	729,278
West	2,085	1,149,824	2,017	982,968

Total	5,803	$2,686,032	5,241	$2,298,144

Sales Order Backlog:	As of September 30,
	2016		2015
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,438	$592,031	1,098	$435,961
Central	1,024	517,972	1,292	622,368
West	1,393	761,874	1,170	581,268

Total	3,855	$1,871,877	3,560	$1,639,597

Average Active Selling Communities:	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
East	125	102	124	100
Central	108	100	110	96
West	76	74	78	72

Total	309	276	312	268

Average Selling Price of Homes Closed:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2016	2015	2016	2015
East	$405	$385	$385	$394
Central	478	479	472	467
West	528	510	527	516

Total	$468	$458	$459	$461

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin, our net income from continuing operations and EBITDA and adjusted EBITDA and a reconciliation of our net homebuilding debt to total capitalization ratio. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on home closings gross margin, excluding impairments, if any, and capitalized interest amortization. Adjusted EBITDA is a non-GAAP financial measure that measures performance by adjusting net income from continuing operations to exclude interest amortized to cost of sales and interest income (net), income taxes, depreciation and amortization, non-cash compensation expense and loss on extinguishment of debt, if any. Net homebuilding debt to capitalization, which we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity), is a non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis as well as the performance of our regions. We use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage. In the future we may include additional adjustments in the above described non-GAAP financial measures, to the extent we deem them appropriate and useful to management and investors.

We believe adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the often varying effects of interest costs capitalized. We believe adjusted EBITDA provides useful information to investors regarding our results of operations because it allows investors to evaluate our performance without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. We use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry and believe it is also relevant and useful to investors for that reason.

These measures are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of our operating performance or liquidity. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate net income, gross margins and total debt to capitalization and any adjustments to such amounts before comparing our measures to those of such other companies.

Adjusted Home Closings Gross Margin Reconciliation — Continuing Operations

	Three Months Ended September 30,
(Dollars in thousands)	2016	2015
Home closings revenue	$812,185	$779,190
Cost of home closings	658,507	635,935

Home closings gross margin	153,678	143,255
Capitalized interest amortization	21,502	21,886

Adjusted home closings gross margin	$175,180	$165,141

Home closings gross margin as a percentage of home closings revenue	18.9%	18.4%
Adjusted home closings gross margin as a percentage of home closings revenue	21.6%	21.2%

Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2016	2015
Net income from continuing operations	$58,308	$45,656
Interest income, net	(47)	(33)
Amortization of capitalized interest	21,502	21,886
Income tax provision	31,707	22,452
Depreciation and amortization	1,026	1,075

EBITDA	$112,496	$91,036
Non-cash compensation expense	3,042	2,127

Adjusted EBITDA	$115,538	$93,163

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of September 30, 2016
Total debt	$1,681,944
Unamortized debt issuance costs	17,008
Less mortgage warehouse borrowings	91,166

Total homebuilding debt	$1,607,786
Less cash and cash equivalents	160,519

Net homebuilding debt	$1,447,267
Total equity	2,083,038

Total capitalization	$3,530,305

Net homebuilding debt to capitalization ratio	41.0%